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Exhibit 11.4

ALLEGIANCE TELECOM, INC.

COMPUTATION OF PER SHARE LOSS

NINE MONTHS ENDED SEPTEMBER 30, 2001

	Number of Shares	Percent Outstanding	Equivalent Shares
Prior to Initial Public Offering
1997 Common Stock Offering	639	100.00%	639
After Initial Public Offering
1998 Common Stock Offering	15,000,000	100.00%	15,000,000
Preferred Stock Converted to Common Stock	60,511,692	100.00%	60,511,692
1999 Common Stock Offering	21,041,100	100.00%	21,041,100
2000 Common Stock Offering	10,703,109	100.00%	10,703,109
Cash in Lieu of Stock Split	(577)	100.00%	(577)
Treasury Shares	(327,495)	100.00%	(327,495)
Warrants Exercised	765,833	100.00%	765,833
Stock Options Exercised	1,228,039	89.02%	1,093,213
Employee Stock Discount Purchase Plan Shares Issued	548,211	77.73%	426,104
Common Stock Issued for Business Acquisitions	5,084,545	63.49%	3,227,944

WEIGHTED AVERAGE SHARES OUTSTANDING			112,441,562
NET LOSS APPLICABLE TO COMMON STOCK			$(306,215,000)

NET LOSS PER SHARE, BASIC AND DILUTED			$(2.72)

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  Exhibit 11.4
ALLEGIANCE TELECOM, INC. COMPUTATION OF PER SHARE LOSS NINE MONTHS ENDED SEPTEMBER 30, 2001